Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This Agreement is made effective this 4th day of September, 2003 (the “Agreement”) between EPC CORPORATION, a Delaware corporation (“EPC”) and ENVIRONMENTAL POWER CORPORATION, a Delaware corporation (“EPC Holdings”).

RECITALS

WHEREAS, EPC is primarily engaged in the business of holding the equity interest in Buzzard Power Corporation (“Buzzard”);

WHEREAS, EPC is a wholly-owned subsidiary of EPC Holdings;

WHEREAS, it would be more cost-effective for certain corporate functions of EPC and EPC Holdings to be conducted on a unified basis;

WHEREAS, EPC contemporaneously herewith is engaging in a financing transaction under that certain Note Purchase Agreement dated September     , 2003 between Crystal Creek Coalpower Funding, LLC (the “Purchaser”) and EPC (the “Note Purchase Agreement”) that will have direct material benefits to EPC Holdings, and one of the conditions of such transaction is that EPC and EPC Holdings enter into this Management Services Agreement; and

WHEREAS, EPC Holdings is willing, for a fee, to perform certain corporate functions on behalf of EPC.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Note Purchase Agreement.

2. Description of Services. EPC Holdings hereby agrees to provide advisory and consulting services for the benefit of EPC, which services shall include, without limitation, accounting functions, tax planning and preparation of income tax returns, assisting with financial planning, and participating in the oversight of and activities relating to the functions of Buzzard (but only to the same extent that EPC has such oversight of Buzzard’s activities).

3. Level of Service. Except as otherwise expressly provided in this Agreement, all services, consultation, or other support which EPC Holdings renders or causes to be rendered to EPC pursuant to this Agreement will be provided on a “reasonable efforts” basis. For purposes of this Agreement, a “reasonable efforts” basis means performing, or causing to be performed, identified tasks at the same level or degree of service EPC Holdings would provide in its own internal operations. Unless particular personnel are designated as being dedicated to EPC, the services provided by any particular person to EPC will not be given priority over reasonable and necessary services required to meet EPC Holdings’ other requirements. The services which EPC

Holding renders or causes to be rendered to EPC hereunder will be of a nature and quality substantially similar to that which EPC Holdings requires for its own internal operations with respect to comparable services.

4. Third Party. Services to be rendered by EPC Holdings to EPC under this Agreement may be subcontracted, in whole or in part, by EPC Holdings without the express written approval of EPC, but EPC Holdings will at all times remain fully liable for the performance by any subcontractor in accordance with the terms of this Agreement; provided, however, that in no event shall EPC Holdings increase the fee which may result from such actions.

5. Non-Exclusivity. EPC hereby acknowledges that EPC Holdings may also provide services of the type described above for its own operations and to other third parties. Nothing contained in this Agreement shall be interpreted s requiring EPC Holdings to perform services exclusively for EPC.

6. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2012; provided, however, that EPC Holdings may terminate this Agreement if an Event of Default occurs under the Note Purchase Agreement and the Purchaser exercises any remedies available to it under the Note Purchase Agreement. Notwithstanding the foregoing, the Purchaser shall have the right to cause EPC and EPC Holdings to terminate this Agreement at any time for cause or if an Event of Default has occurred and is continuing.

7. Fees. In consideration for the services to be performed pursuant to Section 1 above and so long as no Event of Default exists under the Note Purchase Agreement, EPC agrees to pay to EPC Holdings, on or about August 31, 2004 and each August 31st thereafter until termination of this agreement (each a “Payment Date”), the sum of seventy-five thousand dollars ($75,000) (the “Fee”). Each payment on a Payment Date shall be compensation for services rendered from September 1st of the prior year through August 31st of the year in which the Payment Date occurs (a “Payment Period”). To the extent that this Agreement terminates prior to the expiration of a full Payment Period, the fee payable pursuant to this section shall be prorated for the services performed during such portion of the Payment Period and shall be immediately due and payable. In no event shall EPC Holdings be entitled to the Fee or any other amounts from EPC in contravention with the Security Deposit Agreement dated as of September     , 2003 among EPC, the Purchaser and JPMorgan Chase Bank. Notwithstanding any other provision contained in this Agreement, if EPC Holdings or its Affiliates is no longer the owner of the common stock of EPC, all accrued Fees and other amounts due and payable hereunder shall be waived and EPC Holdings shall not possess any claim or right to assert a claim against EPC, its successors and assigns for any unpaid Fees or other amounts due hereunder.

The fees payable pursuant to this Section 6 shall be inclusive of any amounts due to third parties for services rendered. EPC Holdings shall have no right to nor shall it seek additional compensation from EPC for costs and expenses (including any legal expenses) incurred in the performance of the services listed above.

8. Miscellaneous.

(a) Third Party Rights. The Purchaser and its successors and assigns shall enjoy the rights and not the obligations of a third-party beneficiary hereunder. No other third party beneficiary rights are created hereunder.

(b) Survival of Claims. Any claims that EPC may have against EPC Holdings arising from the performance of EPC Holdings’ obligations hereunder shall survive the termination of this Agreement.

(c) Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

(d) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws, and each party hereby submits to the non-exclusive jurisdiction of the state courts of New York and the federal courts of the United States of America sitting in the Southern District of New York.

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IN WITNESS WHEREOF the parties have executed this Agreement the date first above written. and agree to be bound by the terms hereof and the documents issued pursuant hereto.

EPC CORPORATION

By	/S/ Joseph E. Cesci
Its Joseph E. Cesci , President

ENVIRONMENTAL POWER CORPORATION

By	/S/ Donald A. Livingston
Its Donald A. Livingston, Vice President

[Signature Page to Management Services Agreement]